Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Intelligent Bio Solutions Inc. (the “Company”) on Form S-3 of our report dated August 19, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of the Company as of and for the years ended June 30, 2026 and 2025 appearing in the Annual Report on Form 10-K of Intelligent Bio Solutions Inc.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

Melville, NY

September 15, 2026

An Independent Member of Urbach Hacker Young International